Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	916-403-2790
Investorrelations@pacificethanol.com		paulk@pacificethanol.com

Pacific Ethanol Reports First Quarter 2016 Results

– Net sales grew 66% to $342.4 million in Q1’16 –

– Gross profit was $1.1 million in Q1’16, an increase of $2.1 million from Q1’15 –

– GAAP net loss was $13.5 million and Adjusted EBITDA was $1.6 million for Q1’16 –

Sacramento, CA, May 4, 2016 – Pacific Ethanol, Inc. (NASDAQ: PEIX), a leading producer and marketer of low-carbon renewable fuels in the United States, reported its financial results for the three months ended March 31, 2016.

Neil Koehler, president and CEO, stated: “For the first quarter of 2016, we reported net sales of $342.4 million, gross profit of $1.1 million and a positive Adjusted EBITDA of $1.6 million, all of which represent significant growth over the same period last year. We also paid off $17 million of our term debt in the first quarter resulting in our four Western ethanol plants becoming completely debt free. While seasonal patterns in supply and demand created a challenging market environment, we continued to execute well on our strategy to leverage our diverse base of production and marketing assets to expand our share of the renewable fuel and co-product markets. Current ethanol production margins have improved over the first quarter levels as both production and inventory have moderated in the face of growing ethanol demand.

“With our production assets uniquely positioned in the Midwest and Western United States, we are able to spread our commodity and basis price risks across diverse markets and products. In addition, our diverse revenue base helps mitigate our exposure to ethanol pricing pressure as we are able to improve our performance across margin cycles.

“We are encouraged by the continued global demand for ethanol, supported by its underlying economic fundamentals as a high-octane, low-carbon and job creating fuel. To support our future growth, we are focused on optimizing our production assets, lowering the carbon intensity of ethanol we produce and reducing our cost of capital to create value for our customers and shareholders,” concluded Koehler.

Financial Results for the Three Months Ended March 31, 2016

Net sales were $342.4 million for the first quarter of 2016, an increase of 66% when compared to $206.2 million for the first quarter of 2015.

Cost of goods sold was $341.3 million for the first quarter of 2016, compared to $207.2 million for the first quarter of 2015.

Gross profit was $1.1 million for the first quarter of 2016, compared a gross loss of $1.0 million for the first quarter of 2015.

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Selling, general and administrative (SG&A) expenses were $8.3 million for the first quarter of 2016, compared to $4.9 million for the first quarter of 2015. SG&A expense was higher due to the acquisition of the Midwest assets and an increase in seasonal professional fees.

Operating loss for the first quarter of 2016 was $7.2 million, compared to $5.9 million for the first quarter of 2015.

Interest expense, net for the first quarter of 2016 was $6.2 million, compared to $1.0 million for the first quarter of 2015. This increase is attributable to the term debt assumed with the acquisition of Aventine.

There was no provision for income taxes recorded for the first quarter of 2016, whereas a $2.7 million benefit was recorded for the first quarter of 2015.

Net loss available to common stockholders for the first quarter of 2016 was $13.5 million, or $0.32 per share, compared to $4.7 million, or $0.19 per share, for the first quarter of 2015.

Adjusted net loss was $13.6 million for the first quarter of 2016, compared to adjusted net loss of $4.5 million in the first quarter of 2015.

Adjusted EBITDA was positive $1.6 million for the first quarter of 2016, compared to negative $2.7 million for the first quarter of 2015.

Cash and cash equivalents were $19.2 million at March 31, 2016, compared to $52.7 million at December 31, 2015.

Q1 Results Conference Call

Management will host a conference call at 8:00 a.m. PT/11:00 a.m. ET on May 5, 2016. Neil Koehler, Chief Executive Officer, and Bryon McGregor, Chief Financial Officer, will deliver prepared remarks followed by a question and answer session. The webcast for the call can be accessed from Pacific Ethanol's website at www.pacificethanol.com. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1-(970) 315-0267. The pass code will be 3280565#.

If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol's website for one year. In addition, a telephonic replay will be available at 2:00 p.m. Eastern Time on Thursday, May 5, 2016 through 11:59 p.m. Eastern Time on Thursday, May 12, 2016. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 3280565#.

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Use of Non-GAAP Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles ("GAAP") are useful measures of operations. The company defines Adjusted Net Income (Loss) as unaudited net income (loss) available to common stockholders before fair value adjustments. The company defines Adjusted EBITDA as unaudited net income (loss) attributed to Pacific Ethanol before interest, provision (benefit) for income taxes, fair value adjustments and depreciation and amortization. Tables are provided at the end of this release that provide a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to their most directly comparable GAAP measures. Management provides these non-GAAP measures so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company's performance on a period-over-period basis. Adjusted Net Income (Loss) and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered alternatives to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted Net Income (Loss) and Adjusted EBITDA have limitations as analytical tools and you should not consider these measures in isolation or as a substitute for analysis of the company's results as reported under GAAP.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (PEIX) is the leading producer and marketer of low-carbon renewable fuels in the Western United States. With the addition of four Midwestern ethanol plants in July 2015, Pacific Ethanol more than doubled the scale of its operations, entered new markets, and expanded its mission to advance its position as an industry leader in the production and marketing of low carbon renewable fuels. Pacific Ethanol owns and operates eight ethanol production facilities, four in the Western states of California, Oregon and Idaho, and four in the Midwestern states of Illinois and Nebraska. The plants have a combined production capacity of 515 million gallons per year, produce over one million tons per year of ethanol co-products such as wet and dry distillers grains, wet and dry corn gluten feed, condensed distillers solubles, corn gluten meal, corn germ, corn oil, distillers yeast and CO2. Pacific Ethanol markets and distributes ethanol and co-products domestically and internationally. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets all ethanol for Pacific Ethanol’s plants as well as for third parties, with over 800 million gallons of ethanol marketed annually based on historical volumes. Pacific Ethanol’s subsidiary, Pacific Ag. Products LLC, markets wet and dry distillers grains. For more information please visit www.pacificethanol.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements and information contained in this communication that refer to or include the Pacific Ethanol’s estimated or anticipated future results or other non-historical expressions of fact are forward-looking statements that reflect Pacific Ethanol’s current perspective of existing trends and information as of the date of the communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, market conditions, including the supply of and demand for ethanol and co-products; growth for these products; reducing commodity and basis price risks; mitigating exposure to ethanol pricing pressure; improving performance across margin cycles; expectations regarding improvements in production assets, carbon intensity of ethanol produced and costs of capital; and Pacific Ethanol’s other plans, objectives, expectations and intentions. It is important to note that Pacific Ethanol’s plans, objectives, expectations and intentions are not predictions of actual performance. Actual results may differ materially from Pacific Ethanol’s current expectations depending upon a number of factors affecting Pacific Ethanol’s business. These factors include, among others, adverse economic and market conditions, including for ethanol and its co-products; fluctuations in the price of oil and gasoline; raw material costs, including ethanol production input costs; changes in governmental regulations and policies; and insufficient capital resources. These factors also include, among others, the inherent uncertainty associated with financial and other projections; the anticipated size of the markets and continued demand for Pacific Ethanol’s products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the ethanol production and marketing industries; changes in generally accepted accounting principles; successful compliance with governmental regulations applicable to Pacific Ethanol’s facilities, products and/or businesses; changes in laws and regulations; changes in tax laws or interpretations that could increase Pacific Ethanol’s consolidated tax liabilities; the loss of key senior management or staff; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 15, 2016.

[Tables Follow]

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PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Net sales	$342,373	$206,176
Cost of goods sold	341,304	207,163
Gross profit (loss)	1,069	(987)
Selling, general and administrative expenses	8,317	4,905
Loss from operations	(7,248)	(5,892)
Fair value adjustments	39	(173)
Interest expense, net	(6,233)	(1,015)
Other income (expense), net	216	(129)
Loss before provision for income taxes	(13,226)	(7,209)
Benefit for income taxes	–	2,700
Consolidated net loss	(13,226)	(4,509)
Net loss attributed to noncontrolling interest	–	129
Net loss attributed to Pacific Ethanol, Inc.	$(13,226)	$(4,380)
Preferred stock dividends	$(315)	$(312)
Net loss available to common stockholders	$(13,541)	$(4,692)
Net loss per share, basic and diluted	$(0.32)	$(0.19)
Weighted-average shares outstanding, basic and diluted	42,052	24,104

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

(in thousands, except par value)

	March 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$19,207	$52,712
Accounts receivable, net	63,414	61,346
Inventories	69,262	60,820
Prepaid inventory	6,008	5,973
Income tax receivables	6,120	10,654
Other current assets	6,222	6,437
Total current assets	170,233	197,942
Property and equipment, net	461,275	464,960
Other Assets:
Intangible assets, net	2,678	2,678
Other assets	9,013	9,100
Total other assets	11,691	11,778
Total Assets	$643,199	$674,680

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited)

(in thousands, except par value)

	March 31, 2016	December 31, 2015
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable – trade	$27,080	$30,520
Accrued liabilities	15,016	10,072
Current portion – capital leases	4,338	4,248
Current portion – long-term debt	–	17,003
Accrued PE Op Co. purchase	3,828	3,828
Other current liabilities	7,294	7,238
Total current liabilities	57,556	72,909

Long-term debt, net of current portion	202,973	203,861
Capital leases, net of current portion	3,064	4,183
Warrant liabilities	234	273
Deferred tax liabilities	1,174	1,174
Other liabilities	19,614	20,736
Total Liabilities	284,615	303,136

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: no shares issued and outstanding as of March 31, 2016 and December 31, 2015; Series B: 927 shares issued and outstanding as of March 31, 2016 and December 31, 2015	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 39,352 and 38,975 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	39	39
Non-voting common stock, $0.001 par value; 3,553 shares authorized; 3,540 shares outstanding as of March 31, 2016 and December 31, 2015	4	4
Additional paid-in capital	903,424	902,843
Accumulated other comprehensive income	1,040	1,040
Accumulated deficit	(545,924)	(532,383)
Total Stockholders’ Equity	358,584	371,544
Total Liabilities and Stockholders’ Equity	$643,199	$674,680

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Reconciliation of Adjusted Net Earnings to Net Loss

	Three Months Ended March 31,
(in thousands) (unaudited)	2016	2015
Net loss available to common stockholders	$(13,541)	$(4,692)
Adjustments:
Fair value adjustments	(39)	173
Adjusted Net Earnings	$(13,580)	$(4,519)

Reconciliation of Adjusted EBITDA to Net Loss

	Three Months Ended March 31,
(in thousands) (unaudited)	2016	2015
Net loss attributed to Pacific Ethanol, Inc.	$(13,226)	$(4,380)
Adjustments:
Interest expense*	6,233	921
Provision for income taxes	–	(2,700)
Fair value adjustments	(39)	173
Depreciation and amortization expense*	8,651	3,292
Total adjustments	14,845	1,686
Adjusted EBITDA	$1,619	$(2,694)

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* Adjusted for noncontrolling interests.

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Commodity Price Performance

	Three Months Ended March 31,
(unaudited)	2016	2015
Ethanol production gallons sold (in millions)	112.9	44.6
Ethanol third party gallons sold (in millions)	93.7	91.1
Total ethanol gallons sold (in millions)	206.6	135.7

Average ethanol sales price per gallon	$1.53	$1.65
Average CBOT ethanol price per gallon	$1.39	$1.50

Corn cost – CBOT equivalent	$3.65	$3.88
Average basis	$0.33	$0.93
Delivered corn cost	$3.98	$4.81

Total co-product tons sold (in thousands)	661.4	355.3
Co-product return % (1)	36.3%	33.8%

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(1)	Co-product revenue as a percentage of delivered cost of corn

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